                                                                    EXHIBIT 10.1
                                                                    ------------

                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT (this "AGREEMENT") is made and entered into this 1st day of April 2005, by and between Stellar Technologies, Inc., a Colorado corporation (the "BORROWER"), and Trident Growth Fund, LP, a Delaware limited partnership (the "LENDER").


                              W I T N E S S E T H :

     WHEREAS, the Borrower has requested that Lender make a loan to Borrower of up to $1,600,000 (the "Loan"); and

     WHEREAS, Lender has agreed to make the Loan available to Borrower upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, it is agreed as follows:


     SECTION 1. Definitions. All of the terms defined in this Agreement shall have such defined meanings when used in the other Loan Documents (as hereinafter defined) and any certificates, reports or other documents or instruments issued under or delivered pursuant to this Agreement unless the context shall require otherwise. For purposes of this Agreement, the following terms shall have the following meanings:

     1.1 "AFFILIATE" shall mean an entity that is a member of a "controlled group of corporations" (within the meaning of Section 414(b) of the Internal Revenue Code), an "affiliated service group" (within the meaning of Section 414(m) of the Internal Revenue Code), or a group of trades or business under common control (within the meaning of Section 414(c) of the Internal Revenue
Code) that also includes the Borrower as a member.

     1.2 "AGREEMENT" shall include this Agreement as amended, modified or supplemented from time to time.

     1.3 "AUTHORIZED OFFICER" shall mean the Chief Executive Officer, Chief Financial Officer, or the President of the Borrower or such other person designated in writing to the Lender, who is authorized to act on behalf of the Borrower hereunder.

     1.4 "BUSINESS DAY" means a day upon which banks are open for the transaction of business of the nature required by this Agreement in Texas.

     1.5 "CAPITAL EXPENDITURE": means any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property, computer hardware and software, or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of the Person making such expenditure, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.

     1.6 "CASH FLOW" means an amount equal to (i) the Borrower' Consolidated EBITDA, minus (ii) the Borrower's Consolidated non-financed Capital Expenditures.

     1.7 "CAPITAL LEASE" means any lease of property (real, personal or mixed) which, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

     1.8 "CHANGE OF CONTROL" means (a) a Change of Ownership; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the shareholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

     1.9 "CHANGE OF OWNERSHIP" means any person or group of persons (other than the Lender and/or the shareholders of the Borrower on the Closing Date) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of forty percent (40%) or more (computed on a Fully Diluted Basis) of the issued and outstanding shares of capital stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances.

     1.10 "CLOSING DATE" means the date first set forth above.

     1.11 "COMMITTED AMOUNT" means the principal amount of $1,600,000 which Lender has agreed to lend to Borrower as evidenced by the Convertible Note.

     1.12 "COMMON STOCK" shall have the meaning as defined in Section 3.3.

     1.13 DELETED.

     1.14 "CONSOLIDATED EBITDA" means, for any Person for any period:

          (i) the consolidated net income of such Person and its Consolidated Subsidiaries for such period (after Income Taxes), calculated in accordance with GAAP, but excluding:

               (a) any gain arising from the sale of capital assets,

               (b) any gain arising from any write-up of assets,

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               (c)  earnings of any other Person, substantially all of the assets of which have been acquired by such Person or its Consolidated Subsidiaries in any manner, to the extent that such earnings were realized by such other Person prior to the date of such acquisition.

               (d) earnings of any Person in which the Person or its Consolidated Subsidiaries has an ownership interest (other than wholly owned Subsidiaries of such Person ), unless such earnings have actually been received by the Person or its Consolidated Subsidiaries in the form of cash distributions,

               (e) earnings of any Person to which assets of the Person or its Consolidated Subsidiaries shall have been sold, transferred or disposed of, or into which the Person shall have merged, to the extent that such earnings arise prior to the date of such transaction,

               (f) any gain arising from the acquisition of any securities of such Person or any of its Consolidated Subsidiaries, and

               (g) any extraordinary gain realized by such Person or any of its Consolidated Subsidiaries during such period.

          (ii) plus the following, but only in each case to the extent incurred by the Borrower and its Consolidated Subsidiaries during such period and deducted in the calculation above for such period,

               (a) all income and franchise taxes,

               (b) all Interest Expense,

               (c) all depreciation expense, and

               (d) all amortization expense.

     1.15 "CONSOLIDATED SUBSIDIARY" or "Consolidated Subsidiaries" means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements as of such date in accordance with GAAP.

     1.16 "CURRENT ASSETS" means, at any particular time, all amounts which, in conformity with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries; provided however, there shall be excluded therefrom (a) all prepaid expenses of every type and nature,
(b) all amounts due from partners, officers, stockholders or other Affiliates, and all loans due from employees, and (c) all deferred charges.

     1.17 "CURRENT LIABILITIES" means, at any particular time, all amounts (including deferred taxes) which, in conformity with GAAP, would be included as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries.



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     1.18 "CURRENT RATIO" means the ratio of Current Assets to Current
Liabilities.

     1.19 "DEBT" means, with respect to any Person on any date of determination (without duplication), (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations to pay the deferred purchase price of property or services except trade accounts payable arising in the ordinary course of business which are paid when due in accordance with ordinary-course payment terms, (iv) all obligations arising under acceptance facilities or facilities for the discount or sale of accounts receivable, (v) all direct or contingent obligations in respect of letters of credit, (vi) lease obligations (other than lease obligations with respect to operating leases) that have been (or under GAAP should be) capitalized for financial reporting purposes, (vii) liabilities secured (or for which the holder of any obligations or liabilities has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person and (viii) all guaranties, endorsements and other contingent obligations for liabilities or obligations or the maintenance of financial condition of others, including obligations to repurchase or purchase properties or to maintain or cause to maintain any financial condition.

     1.20 "DEFAULT" or "EVENT OF DEFAULT" means the occurrence of all or any of the events specified in Section 7 and/or set forth in the Convertible Note (as defined below).

     1.21 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.22 "FULLY DILUTED BASIS" shall mean all equity stock of the Borrower including the exercise or conversion of all rights, options, derivative and convertible securities and further including the conversion (whether convertible or not) of all other common or preferred stock equivalents outstanding or required to be issued by the Borrower.

     1.23 "GAAP" mean generally accepted accounting principles.

     1.24 "INDEBTEDNESS" means with respect to any Person, all indebtedness of such Person for borrowed money, all indebtedness of such Person for the acquisition of property other than purchases of products and merchandise in the ordinary course of business, indebtedness secured by a lien, pledge or other encumbrance on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business); all guarantees of Indebtedness of any other Person by such Person (including any agreement, contingent or otherwise, to purchase any obligation representing such Indebtedness or property constituting security therefor, or to advance or supply funds for such purpose or to maintain working capital or other balance sheet or income statement condition, or any other arrangement in substance effecting any of the foregoing); all leases and other items which in accordance with GAAP are classified as liabilities on a balance sheet.

     1.25 "INTEREST EXPENSE" means, with respect to any Person and for any period (without duplication), all interest on that Person's Debt, whether paid in cash or accrued as a liability and payable in cash during any subsequent period (including, without limitation, the interest component of Capital Leases), as determined by GAAP.



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     1.26 "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

     1.27 "LIABILITIES" mean all liabilities, obligations and indebtedness of any and every kind and nature (including, without limitation, lease obligations, accrued interest, charges, expenses, attorneys' fees and other sums) chargeable to the Borrower and made to or for the benefit of the Borrower, whether arising under this Agreement or arising under the Note or any of the Loan Documents of the Borrower, whether heretofore, now or hereafter owing, arising, due or payable from Borrower to the Lender and however evidenced, credited, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, or otherwise, including obligation of performance.

     1.28 "LIENS" shall have the meaning set forth in Section 3.9.

     1.29 "LOAN AMOUNT" means the principal amount of $1,600,000 which Lender shall lend Borrower upon execution and delivery of this Agreement; provided all terms and conditions contained herein have been met and fulfilled.

     1.30 "LOAN DOCUMENTS" means this Agreement, the Convertible Note, the Warrant, the Security Agreement, the Guaranty, and all documents, instruments, certificates, reports and all other written matters whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any Subsidiary and/or delivered to Lender in connection herewith or in connection with any prior transactions involving a Subsidiary and Lender, or which is otherwise contemplated hereby.

     1.31 "CONVERTIBLE NOTE" or "NOTE" means one or more Convertible Secured Promissory Note(s), to be executed by the Borrower in favor of the Lender, substantially in the form of Exhibit 1 attached hereto.

     1.32 "MATERIAL ADVERSE EFFECT" shall have the meaning set forth in
Section 3.1.

     1.33 "NET INCOME" OR "NET LOSS" means, with respect to any Person for any period, the net income or net loss of such Person determined in accordance with GAAP, after payment of income Taxes but excluding any extraordinary or non-recurring items.

     1.34 "OBLIGATION" shall mean the principal amount of the Loan, plus twelve percent (12%) interest per annum paid monthly (subject to adjustment) together with such costs and reimbursements as may be due under the Loan Agreement and the Note.

     1.35 "PLEDGE AGREEMENT", if any, means the pledge agreement of approximate even date herewith executed by pledgor in favor of the Lender.

     1.36 Intentionally Deleted.

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

     1.37 "REGISTRABLE SECURITIES" shall mean (i) the Common Stock issued upon conversion of the Convertible Note, (ii) any Common Stock issued upon the exercise of the Warrant; (iii) any Common Stock acquired via any other, right or other security which is issued in conjunction with this transaction; and (iv) any Common Stock held or acquired by Lender as a result of (a) any stock dividend; (b) any other distribution with respect to or in exchange for, or in replacement of Common Stock or other capital stock of the Borrower; (c) stock split; or (d) in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

     1.38 "PERSON" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

     1.39 "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.


     1.40 "SECURITY AGREEMENT" means that certain Security Agreement of approximate even date herewith executed by the Borrower in favor of the Lender as well as any Security Agreement required by Lender to be executed by any Subsidiary and/or Affiliate of Borrower.

     1.41 "SUBSIDIARY" means any corporation or limited liability company of which at least a 50% of the outstanding securities having ordinary voting powers for the election of Board of Directors (or similar governing body) are at the time owned by Borrower. As used herein, the term "Borrower" shall be deemed to include all of Borrower's Subsidiaries, if any.

     1.42 "TERMINATION DATE" means the earlier of: (a) April 30, 2006; (b) the date of the occurrence and continuance of an Event of Default (as hereinafter defined); (c) the date of repayment of the Loan Amount plus accrued interest;
(d) the date of the closing of a secondary public offering by the Borrower for its own account; or (e) the date of any Change of Control of the Borrower.

     1.43 "WARRANT", means that certain warrant of approximate even date herewith executed by the Borrower in favor of the Lender. Borrower and Lender agree that the value of the Warrant as of the date hereof is less than $1,000.

     SECTION 2. Loan.

     2.1 Loan Amount. Subject to the terms and conditions of this Agreement, the Lender agrees to loan to the Borrower up to $1,600,000 pursuant to the terms of the Convertible Note and the other Loan Documents upon the execution of this Agreement. The Lender shall provide such funds (via check or wire transfer) to the Borrower within five (5) business days of receipt by the Lender of such Loan Documents duly executed by Borrower, or within such shorter period as Borrower and Lender mutually agree. Nothing set forth herein shall prohibit the Borrower from making prepayments without penalty at any time and from time to time (subject to the prior exercise of existing conversion rights). All provisions of the Convertible Note are incorporated herein by reference. Any conflicts between the Convertible Note and this Loan Agreement shall be resolved by reference to the Convertible Note. Upon execution of this Agreement, contemporaneous with the funding of the Loan, Borrower shall promptly pay to the order of the Lender an origination fee of 1.0% of the Committed Amount. Such fees shall be applicable to any further lending from Lender to Borrower.

     2.2 Payments of Interest and Principal. Interest on the Loan Amount shall accrue at the rate of twelve percent (12%) per annum from the date funds are paid by Lender, and shall be payable in monthly installments commencing on April 30, 2005 via wire transfer and continuing thereafter in accordance with the terms of the Convertible Note. Unless earlier repaid in accordance with payment provisions set forth in the Note, Borrower shall pay to Lender on the Termination Date the entire outstanding principal amount of the Convertible Note, via wire transfer, together with accrued interest thereon and any fees then owed.

     2.3 Use of Proceeds. The proceeds of the Loan shall be used by the Borrower in accordance with the provisions of Schedule 2.3 hereof.

     2.4 Conversion. Terms found in the Convertible Note.

     SECTION 3. Representations and Warranties. In order to induce the Lender to enter into this Agreement and to make the Loan available, the Borrower represents and warrants to the Lender as of the Closing Date (which representations and warranties shall survive the delivery of the documents mentioned herein, and the termination of this Agreement) as follows:

     3.1 Organization.

     (a) The Borrower and each Subsidiary, if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective formation, has the power to own its respective properties and to carry on its respective businesses as now being conducted and is duly qualified to do business in every jurisdiction in the United States of America for which the failure to so qualify would have a material impact on the financial condition, operations, business or prospects of the Borrower (a "MATERIAL ADVERSE Effect").

     (b) Schedule 3.1 sets forth true and complete copies of the Certificate of Incorporation and Bylaws, as in effect on the date hereof, of the Borrower and all other corporate formation and governing documents of each of the Subsidiaries. Except as set forth in Schedule 3.1(b), the Borrower does not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, limited partnership, joint venture or other entity.

     3.2 Power and Authority. The Borrower is duly authorized under all applicable provisions of law, its Certificate of Incorporation, and its Bylaws to execute, deliver and perform this Agreement, the Convertible Note and the other Loan Documents to which it is a party, and all other action on the part of the Borrower required for the lawful execution, delivery and performance thereof have been duly taken. This Agreement and the other Loan Documents, if any, upon the due execution and delivery thereof, are valid and enforceable instruments, obligations or agreements of the parties, in accordance with their respective terms, except as to enforcement of creditors rights generally. Neither the execution of this Agreement and the Loan Documents, nor the fulfillment of or compliance with their provisions and terms, conflicts with, or has or will result in a breach of the terms, conditions or provisions of, or constitute a violation of or default under: (a) any applicable law, regulation, order, writ or decree; or (b) any agreement or instrument to which the Borrower is a party, or create any lien, charge or encumbrance upon any of the property or assets of any of them pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them are bound except those in favor of the Lender expressly created hereunder.

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     3.3 Capitalization. As of the date hereof, the total number of authorized shares of common stock of the Borrower (the "COMMON STOCK") is 100,000,000 of which 26,439,136 shares are issued and outstanding and Borrower does not have any authorized shares of preferred stock. The outstanding capitalization of the Borrower as of the date hereof is set forth in Schedule 3.3 annexed hereto. Except as otherwise disclosed in Schedule 3.3, there are no warrants, options or preemptive rights authorized or outstanding with respect to any of the Borrower's capital stock. The Borrower shall not issue any derivative securities without the express written consent of the Lender.

     3.4 Stock Ownership. Except as contemplated by the Loan Documents and
Schedule 3.3, there are no commitments, agreements or undertakings with respect to the issuance of any equity or debt securities of the Borrower.

     3.5 Material Liabilities. The sole outstanding material liabilities of the Borrower as of December 31, 2004, are set forth in the Borrower's Form 10-QSB for the quarter ended December 31, 2004 file with the United States Securities Exchange Commission (the "SEC"). The Borrower hereby represents and warrants that it has not incurred or accrued any material liabilities not set forth on the Form 10-QSB described above and none so exist, except as set forth on
Schedule 3.5.

     3.6 Proceeds of Convertible Note. The Borrower shall use the proceeds of the Convertible Note solely for those purposes set forth on Schedule 2.3 hereof.

     3.7 Registration Rights. Except as set forth in Schedule 3.7, there are no registration rights agreements with respect to any of the Borrower's capital stock.

     3.8 Material Agreements. Except for those agreements set forth on Schedule
3.8 hereof, there are no other material agreements to which the Borrower is a party.

     3.9 Title to Assets. Except as set forth in Schedule 3.9, the Borrower and each Subsidiary has good and marketable title to all of its properties and assets, all of which are free and clear of any and all liens, mortgages, pledges, encumbrances or charges of any kind or nature whatsoever (collectively, "LIENS"). Borrower further represents that the only Subsidiaries having material assets are CompuSven, Inc., a Florida corporation, and Stellar Internet Monitoring, LLC, a Georgia limited liability company.

     3.10 Litigation. There are no pending or threatened actions or proceedings before any court, any state, provincial or federal regulatory body, or any self-regulatory organization arbitrator or governmental or administrative body or agency which would have a Material Adverse Effect or in any way materially affect or call into question the power and authority of the Borrower to enter into or perform this Agreement and the Loan Documents.

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     3.11 Taxes. The Borrower has filed all income tax returns (if any) required to be filed by it and all taxes due thereon have been paid, and no controversy in respect of additional income taxes, municipal, state or federal, of the Borrower is pending or threatened.

     3.12 Agreements or Restrictions Affecting the Borrower. The Borrower is not a party to or otherwise bound by any contract or agreement or subject to any restrictions which would have Material Adverse Effect or restricts the Borrower's ability to enter into this Agreement or any of the other of the Loan Documents or the Borrower's ability to effect the transactions contemplated therein and herein.

     3.13 Governmental Approval. No approval of any federal, state, municipal or other local governmental authorities is necessary to carry out the terms of this Agreement and the Loan Documents, and no consents or approvals are required in the making or performance of this Agreement and the Loan Documents.

     3.14 Board of Directors. The Board of Directors of Borrower consists of those persons set forth on Schedule 3.14.

     3.15 No Untrue Statements. None of this Agreement or the Loan Documents nor any other agreements, reports, schedules, certificates or instruments heretofore or simultaneously with the execution of this Agreement delivered to Lender, contains any misrepresentation or untrue statement of fact or omits to state any fact necessary to make any of such agreements, reports, schedules, certificates or instruments not misleading.

     3.16 Employee Benefit Plans.

     (a) Borrower has disclosed to Lender in writing prior to the execution of the Agreement and has listed on Schedule 3.16 all Borrower Benefit Plans. Attached to Schedule 3.16 are correct and complete copies, in each case of all Borrower Benefit Plans. For purposes of this Agreement, "Borrower Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee agreements or programs, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, the Borrower or any of its Affiliates for the benefit of managers, members, employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which managers, members, employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Borrower Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Borrower ERISA Plan." Any Borrower ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Borrower Pension Plan." Neither Borrower nor any Affiliate has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by the Borrower or any Affiliate that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which any Affiliate has any liability, is disclosed as such in Schedule 3.16.

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

     (b) Borrower has attached to Schedule 3.16 correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Borrower Benefit Plans (including insurance contracts), and all amendments thereto; (ii) with respect to any such Borrower Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994; (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Borrower Benefit Plan with respect to the most recent plan year; and (iv) the most recent summary plan descriptions and any material modifications thereto.

     (c) All Borrower Benefit Plans are in material compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Borrower. Each Borrower ERISA Plan currently maintained by Borrower which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Borrower is not aware of any circumstances which will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any Borrower ERISA Plan, which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA, has been determined to be exempt from tax under
Section 501(a) of the Internal Revenue Code and Borrower is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each Borrower Benefit Plan to the best knowledge of Borrower, no event has occurred which will or could reasonably give rise to a loss of any intended tax consequences under the Internal Revenue Code or to any tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Borrower. There is no material pending or, to the best knowledge of the Borrower, threatened litigation relating to any Borrower ERISA Plan.

     (d) No Affiliate has engaged in a transaction with respect to any Borrower Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject any Affiliate to a material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Borrower. Neither Borrower nor, to the best of Borrower's knowledge, any administrator or fiduciary of any Borrower Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject Borrower to any direct or indirect liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Borrower. To its best knowledge, no oral or written representation or communication with respect to any aspect of the Borrower Benefit Plans has been made to employees of the Borrower or any Affiliate which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on Borrower.

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

     (e) Since the date of the most recent actuarial valuation, there has been
(i) no material change in the financial position or funded status of any Borrower Pension Plan, (ii) no change in the actuarial assumptions with respect to any Borrower Pension Plan, and (iii) no increase in benefits under any Borrower Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Borrower. No Borrower Pension Plan has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a Borrower Pension Plan have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA
Section 302(f) or tax under Internal Revenue Code Section 4971. Neither the Borrower nor any Affiliate has provided, or is required to provide, security to a Borrower Pension Plan pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Borrower, except to the extent any failure would not have a Material Adverse Effect on Borrower.

     (f) No liability under Title IV of ERISA has been or is expected to be incurred by the Borrower or any Affiliate with respect to any defined benefit plan currently or formerly maintained by any of them that has not been satisfied in full (other than liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due), except to the extent any failure would not have a Material Adverse Effect on Borrower.

     (g) The Borrower and any Affiliate have no obligations for retiree health and retiree life benefits under any of the Borrower Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

     (h) Except as disclosed in Schedule 3.16(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (1) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any manager, director or any employee of the Borrower or Affiliate under any Borrower Benefit Plan or otherwise, (2) increase any benefits otherwise payable under any Borrower Benefit Plan, or (3) result in any acceleration of the time of payment or vesting of any such benefit.

     (i) Except as set forth in the Schedule 3.16(i), Borrower does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any manager, director, officer or employee. Schedule 3.16(i) lists each such insurance policy and includes a copy of each agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the best of Borrower's knowledge, neither Borrower nor any Borrower Pension Plan or Borrower Benefit Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

     3.17 Brokers, Finders and Investment Bankers. Except as set forth on
Schedule 3.17, neither the Borrower, nor any officers, directors or employees of the Borrower nor any Affiliate of the Borrower, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement. Attached to Schedule 3.17 is a true and correct copy of any written agreement with respect to any such payment or fee.

     SECTION 4. Conditions Precedent to Making Loan.

     Subject to Section 2.1, the Lender shall not be obligated to make the Loan until all of the following conditions have been satisfied by proper evidence, execution and/or delivery to the Lender of the following items, all in form, and substance reasonably satisfactory to the Lender:

     (a)  The Convertible Note;

     (b)  This Agreement;

     (c)  SBA forms 480, 652, and 1031;

     (d)  Guaranty by CompuSven, Inc. and Stellar Internet Monitoring, LLC;

     (e)  The Warrant;

     (f) The Security Agreements and UCC-1 for the Borrower, Guarantor, and all parties thereto;

     (g)  Intentionally Deleted;

     (h) Subordination Agreements from each of the holders of outstanding debt, if any, of Borrower or any Subsidiary;

     (i) Unanimous consent of the Board of Directors of the Borrower and all Subsidiaries, certified by the Secretary of the Borrower as of the Closing Date, approving or otherwise ratifying the transactions contemplated by this Agreement, and approving the form of this Agreement and the Loan Documents, and authorizing execution, delivery, and performance thereof;

     (j) Specimen signatures of the officer of the Borrower and Subsidiary executing this Agreement and the Loan Documents, and the officer authorized to borrow under the Loan Documents, certified by the Secretary of the Borrower or Subsidiary;

     (k) A copy of the Articles of Incorporation, certified by an official of the Borrower's jurisdiction of formation or incorporation and further certified by the Secretary of Borrower not to have been altered or amended since certification by such official; a Certificate of Good Standing dated within 30 days of the date first written above from the Secretary of State of the Borrower's jurisdiction; and a copy of the Bylaws of the Borrower, certified as true and correct by the Secretary of the Borrower;

     (l) Such other instruments, documents or items as the Lender may reasonably request;

     (m) No Event of Default shall have occurred and be continuing under this Agreement, the Convertible Note or any other Loan Document, nor shall the Borrower be in default under any other document or agreement to which it is a party or by which it or any of its properties or assets are bound; and

     (n)  Payment of the origination and commitment fees referenced in Section
          2.1 hereof.

     SECTION 5. Affirmative Covenants. The Borrower covenants that, so long as any portion of the Liabilities remains unpaid and unless the Lender otherwise consents in writing, it will:

     5.1 Taxes and Liens. Promptly pay, or cause to be paid, all taxes, assessments and other governmental charges which may lawfully be levied or assessed upon the income or profits of the Borrower, or upon any property, real, personal or mixed, belonging to the Borrower, or upon any part thereof, and also any lawful claims for labor, material and supplies which if unpaid, might become a Lien or charge against any such property; provided, however, the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be actively contested in good faith by proper proceedings; but provided further that any such tax, assessment, charge, levy or claim shall be paid or bonded in a manner satisfactory to the Lender upon the commencement of proceedings to foreclose any Lien securing the same.

     5.2 Business and Existence. Do or cause to be done all things necessary to preserve and to keep in full force and effect any licenses necessary to the business of the Borrower, its corporate existence and rights of its franchises, trade names, trademarks, and permits which are reasonably necessary for the continuance of its business; and continue to engage principally in the business currently operated by the Borrower.

     5.3 Insurance and Properties. Keep its business and properties insured at all times with responsible insurance companies and carry such types and amounts of insurance as are required by all federal, state and local governments in the areas which Borrower does business and as are usually carried by entities engaged in the same or similar business similarly situated. In addition, Borrower shall maintain in full force and effect policies of liability insurance in amounts at least equal to that currently in effect.

     5.4 Maintain Property and Assets.. Maintain its property and assets in good order and repair and, from time to time, make all needed and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management, and maintain annually adequate reserves for maintenance thereof.

     5.5 True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set aside on its books such reserves as may be required by GAAP, consistently applied, with respect to all taxes, assessments, charges, levies and claims referred to in Section 5.1 hereof, and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

     5.6 Pay Indebtedness to Lender and Perform Other Covenants. (a) Make full and timely payment of the principal of and interest on the Convertible Note and all other indebtedness of the Borrower to the Lender, whether now existing or hereafter arising, including the payment of all fees incurred in connection therewith; and (b) duly comply with all terms and covenants contained in this Agreement, the Convertible Note, the other Loan Documents and any other instruments and documents given to the Lender pursuant to this Agreement.

     5.7 Right of Inspection. Permit any person designated by the Lender, at the Lender's expense, to visit and inspect any of the properties, books and financial reports of the Borrower, all at such reasonable times upon forty-eight
(48) hours prior notice to Borrower, and as often as the Lender may reasonably request, provided the Lender does not unreasonably interfere with the daily operations of the Borrower.

     5.8 Observance of Laws. Conform to and duly observe all laws, regulations and other valid requirements of any regulatory authority with respect to the conduct of its business.

     5.9 Borrower's Knowledge of Default. Upon an officer or director of the Borrower obtaining knowledge of, or threat of, an Event of Default hereunder, cause such officer to promptly, within no more than ten (10) business days, deliver to the Lender notice thereof specifying the nature thereof, the period of existence thereof, and what action the Borrower has taken and/or proposes to take with respect thereto.

     5.10 Notice of Proceedings. Upon an officer or director of the Borrower obtaining knowledge of any material litigation, dispute or proceedings being instituted or threatened against the Borrower, or any attachment, levy, execution or other process being instituted against any assets of the Borrower, cause such officer to promptly, within no more than ten (10) business days, give the Lender written notice of such litigation, dispute, proceeding, levy, execution or other process.

     5.11 Payment of Lender's Expenses. If at any time or times hereafter, Lender employs counsel in connection with the execution and consummation of the transactions contemplated by this Agreement or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleading, or to take any action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to this Agreement or any other Loan Document, or any other agreement, guaranty, Convertible Note, instrument or document heretofore, now or at any time or times hereafter executed by Borrower and delivered to Lender, or to enforce any rights of Lender hereunder whether before or after the occurrence of any Event of Default, or to collect any of the Liabilities, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, shall be part of the Liabilities, payable on demand.

     5.12 Lender's Representative. Borrower hereby grants to a representative of the Lender the right to attend and observe all Meetings of the Borrower's Board of Directors held during the period commencing on the Closing Date and for so long as any Liabilities are due and owing to Lender, provided that said designee is reasonably acceptable to the Board of Directors of the Borrower. The Borrower shall cause such designee to receive written notice of all meetings of Borrower's Board of Directors as if such designee was a member of Borrower's Board of Directors. Lender's designee shall be reimbursed for all reasonable and customary out of pocket expenses incurred in attending any meetings of the Board of Directors. Notwithstanding the foregoing, Borrower shall have the right to exclude such designee from such meetings for discussions of non-public information. Borrower hereby agrees to provide Lender's designee with a copy of all written consents of Borrower's Board of Directors within ten business days after the date of any such consent. If this loan is still outstanding six months from the date of funding, Lender shall have the right to nominate two members to the Borrower's Board of Directors, and Borrower shall take all action necessary to get such nominees elected immediately, and such directors shall be entitled to receive reasonable and customary director's fees and options in accordance with the then current policy of the Borrower, shall be reimbursed for all out of pocket expenses incurred in connection with such directorship, and shall be insured under the Company's D&O Insurance policy.

     5.13 Financial Reporting. The Borrower shall provide to Lender audited annual financial statements, audited by mutually agreed upon independent certified public accounting firm. Said financial statements shall be prepared in accordance with GAAP, consistently applied, and shall be delivered to Lender within ninety (90) days after the close of the Borrower's fiscal year. The report of the auditor that accompanies the financial statements shall not contain any qualifications or limitations, such auditor to be a mutually agreeable accounting firm. The Borrower's fiscal year ends on December 31, and shall not be changed without the prior written consent of the Lender. The Borrower shall provide to Lender unaudited quarterly financial statements (including quarter to date and year to date actual to prior periods) and a report in the form of Exhibit 2, both presented in accordance with GAAP, consistently applied, and shall be delivered to Lender within forty-five (45) days after the close of the Borrower's month. Borrower shall also deliver any other reports reasonably requested by Lender. If the statements or reports are not delivered within forty-five (45) days of the quarter or request date, whichever is applicable, then the Borrower will pay a late fee of $250 per day until the report is delivered.

     5.14 Financial Covenants. As of the 180th day following the date hereof and thereafter until the Termination Date, the Borrower must maintain the following ratios:

     (a) Cash Interest Coverage. Until the Termination Date, the Borrower shall maintain a Consolidated EBITDA ratio, based on any of the Borrower's quarterly financial statements (as determined on the last day of each fiscal quarter for the immediately preceding quarter), of 2.0 or greater. The Consolidated EBITDA ratio is defined as Consolidated EBITDA divided by Interest Expense (Consolidated EBITDA divided by Interest Expense).

     (b) Cash Flow Coverage Ratio. The ratio of (a) the Borrower's Cash Flow to
(b) the sum of (i) the Borrower's consolidated Interest Expense plus (ii) the Borrower's scheduled payments of principal (including the principal component of Capital Leases) to be paid during the 12 months following any date of determination shall at all times exceed (1) 1.5 to 1.0. Compliance with the ratio will be tested as of the last day of each month, with Cash Flow and Interest Expense being calculated for the twelve months then ended.

     (c) Current Ratio. The Borrower will at all times maintain a Current Ratio of not less than 1.5 to 1.0. The Current Ratio shall be calculated and tested quarterly as of the last day of each fiscal quarter of the Borrower.

     (d) Actual versus Budget. The Borrower shall on a quarterly basis achieve 75 percent of its budgeted revenue and income. Budget numbers shall be those delivered to Lender contemporaneously herewith and then on an annual calendar basis.

     5.15 Certificate of Covenant Compliance On the last day of each March, June, September and December, the Borrow will issue a Certificate of Covenant Compliance, executed by either the Chief Executive Officer or Chief Financial Officer in the form of Schedule 5.16 attached hereto. If the Borrower is not in compliance with the covenants specified in Sections 5 and 6 herein, the Borrower will modify the Certificate of Covenant Compliance by stating the exception and providing a detailed explanation of the non-compliance.

     SECTION 6. Negative Covenants. The Borrower covenants and agrees that, so long as any portion of the Liabilities remains unpaid and unless the Lender otherwise gives its prior written consent, it will not, directly or indirectly, for its own account or on behalf of any Subsidiary:

     6.1 Mortgages, Liens, Etc. Incur, create, assume or permit to exist, any Lien (other than the liens set forth in Schedule 3.9), mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including liens arising under conditional sales or other title retention agreements upon any of its or any Subsidiary's assets or properties of any character other than in the ordinary course of business, without the prior written consent of the Lender.

     6.2 Capital Expenditures. Make or become committed to make, directly or indirectly, any capital expenditures (including written limitation, capitalized leases) amounting to in excess of $50,000 in the aggregate, without the prior written consent of the Lender.

     6.3 Loans and Investments. Lend or advance money, credit or property to any Person, or invest in (by capital contribution or otherwise), or purchase or repurchase the stock or indebtedness or assets or properties of any Person, or agree to do any of the foregoing, other than in the ordinary course of business, without the prior written consent of the Lender.

     6.4 Guarantees. Assume, endorse or otherwise become or remain liable in connection with the obligations (including accounts payable) of any other Person, other than in the ordinary course of business.

     6.5 Sale of Assets, Dissolution, Etc. Transfer, sell, assign, lease or otherwise dispose of a material portion of its properties or assets, or any assets or properties necessary or desirable for the proper conduct of its business, or transfer, sell, assign or otherwise dispose of any of the Convertible Note, a material portion of its accounts, or contract rights to any Person, or change the nature of its business, wind-up, liquidate or dissolve, or agree to any of the foregoing, other than in the ordinary course of business, without the prior written consent of the Lender.

     6.6 Acquisition of Assets. Permit the purchase, acquisition or lease of assets of any Person or Persons, other than in the ordinary course of business, without the prior written consent of Lender.

     6.7 Compensation. Increase the compensation of any of its officers or consultants making more than $100,000 per year, hire any relative of any officer, director or shareholder of the Borrower, or pay a bonus to any such person.

     6.8 Indebtedness. Incur, create, assume or permit to exist, any indebtedness or obligation or enter into or extend or amend any material agreement or lease in excess of $100,000, without the prior written consent of Lender.

     6.9 Subsidiaries. Establish, form, dissolve, or sell (via sale of a majority interest in either the equity or assets thereof) a partially or wholly owned subsidiary.

     6.10 No Further Issuance of Securities. Other than as contemplated herein or in the Loan Documents and other than with respect to the exercise or conversion of previously outstanding options, warrants, and like derivative securities, the Borrower hereby expressly agrees not to create, issue or permit the issuance of any additional securities of the Borrower or of any of its Subsidiaries, if any, or any rights, options or warrants to acquire any such securities, without the prior written consent of the Lender, such consent not to be unreasonably withheld.

     6.11 Dividends; No Redemption. Declare any dividend, pay or set aside for payment any dividend or other distribution, in cash, stock, or other property, or make any payment to any related parties, including to any Preferred or Common Shareholders, as a dividend, redemption, or otherwise, other than the payment of salaries in the ordinary course of business.

     SECTION 7. Events of Default.

     7.1 Defaults. Each of the following shall constitute an event of default (an "Event of Default") hereunder: (a) the failure to pay when due any principal or interest hereunder or under the Convertible Note; (b) any other violation by the Borrower of any recital, funding condition, representation, warranty, covenant or agreement contained in this Agreement or in any of the Loan Documents; or any violation by the Borrower of any recital, funding condition, representation, warranty, covenant or agreement contained in any other document or agreement to which the Borrower and the Lender are parties; (c) any Change in Control of the Borrower which is not contemplated in Section 5.12 herein or previously approved by the advance written consent of the Lender; (d) execution of any agreement, letter, memorandum of understanding or similar document relating to the transfer, disposition or sale of all or substantially all of the assets of the Borrower to anyone without the approval of the Lender; (e) an assignment for the benefit of creditors by the Borrower; (f) an application for the appointment of a receiver or liquidator for the Borrower or any of its material assets; (g) an issuance of an attachment or the entry of a judgment against the Borrower in excess of $25,000; (h) a default by the Borrower with respect to any other indebtedness in excess of $10,000 due to the Lender or any other third party; (i) the making or sending of a notice of intended bulk sale by the Borrower; (l) the issuance of a determination by a court of competent jurisdiction that one or more Loan Documents or one or more material provisions of any Loan Document is unenforceable, or the issuance of an injunction against the enforcement of any such Loan Document or material provision; (m) upon the reasonable determination by the Lender that there has been a Material Adverse Effect; and (n) the occurrence of an Activity Event of Default (as defined in Section 8.6 herein). Notwithstanding the foregoing, other than with respect to a "payment" default, Borrower shall have thirty (30) days following an Event of Default to cure such Default to the satisfaction of Lender; provided, however, that nothing contained herein shall obligate Lender to provide notice to Borrower of the occurrence of an Event of Default, and accordingly, the thirty
(30) day cure period granted herein shall not be predicated on Borrower's receipt of any notice of default. Said cure period shall begin on the earliest date that an Event of Default is deemed to have occurred, the determination of which to be in Lender's sole and absolute discretion. Upon the occurrence of any of the foregoing Events of Default, the Convertible Note and the Loan will be considered to be in default and the entire unpaid principal sum hereof, together with accrued interest, will at the option of the holder thereof become immediately due and payable in full. Upon the occurrence of an Event of Default, the Borrower agrees to pay reasonable collection costs and expenses, including reasonable attorneys' fees and interest (cash only, not stock) at the lesser of:
(i) 21% per annum (cash only, not stock) or (ii) the maximum rate allowed under applicable law, from the date of the default at the maximum rate permitted by law computed on the unpaid principal balance. Following an Event of Default and in the event such Event of Default is not cured within 30 days thereafter (other than a "payment" default, in which case this provision shall take effect immediately upon the Event of Default), Borrower shall pay and/or grant to Lender 0.1% (on a Fully Diluted basis) of Borrower's Common Stock per day until such default is cured.

     SECTION 8. SBIC Provisions. The Borrower acknowledges that the Lender is a small business investment company licensed by the United States Small Business Administration, and makes the following representations, warranties and covenants to Lender:

     8.1 Small Business Concern. The Borrower represents and warrants to the Lender that the Borrower, taken together with its "affiliates" (as that term is defined in 13 C.F.R. ss.121.103), is a "Small Business Concern" within the meaning of 15 U.S.C. ss.662(5), that is Section 103(5) of the Small Business Investment Act of 1958, as amended (the "SBIC ACT"), and the regulations thereunder, including 13 C.F.R. ss.107, and meets the applicable size eligibility criteria set forth in 13 C.F.R. ss.121.301(c)(1) or the industry standard covering the industry in which the Borrower is primarily engaged as set forth in 13 C.F.R. ss.121.301(c)(2). Neither the Borrower nor any of its subsidiaries presently engages in any activities for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. ss.107.

     8.2 Small Business Administration Documentation. On or before the Closing Date, Lender shall have received SBA Form 480 (Size Status Declaration) and SBA Form 652 (Assurance of Compliance) which have been completed and executed by the Borrower, and SBA Form 1031 (Portfolio Finance Report), Parts A and B of which have been completed by the Borrower (the "SBA DOCUMENTS").

     8.3 Inspection. The Borrower will permit the Lender or its representatives, at Borrower's expense, and examiners of the SBA to visit and inspect the properties and assets of the Borrower, to examine its books of account and records, and to discuss the Borrower's affairs, finances and accounts with the Borrower's officers, senior management and accountants, all at such reasonable times as may be requested by the Lender or SBA.

     8.4 Informational Covenant. Within sixty (60) days after the end of the fiscal year of the Borrower, the Borrower will furnish or cause to be furnished to Lender information required by the SBA concerning the economic impact of the Lender's investment, for (or as of the end of ) each fiscal year, including but not limited to, board minutes, information concerning full-time equivalent employees; Federal, state and local income taxes paid; gross revenue; source of revenue growth; after-tax profit and loss; and Federal, state and local income tax withholding. Such information shall be forwarded by Borrower on a form provided by the Lender. The Borrower also will furnish or cause to be furnished to the Lender such other information regarding the business, affairs and condition of the Borrower as the Lender may from time to time reasonably request.

     8.5 Use of Proceeds. The Borrower certifies that it will use the proceeds from the Loan for the purposes and in the amounts set forth on Schedule 2.3. The Borrower will deliver to the Lender from time to time promptly following the Lender's request, a written report, certified as correct by an officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed. The Borrower will supply to the Lender such additional information and documents as the Lender reasonably requests with respect to its use of proceeds, and will permit the Lender to have access to any and all Borrower records and information and personnel as the Lender deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified on Schedule 2.3.

     8.6 Activities and Proceeds.

     (a) Neither the Borrower nor any of its Affiliates (as defined in above) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. ss.107.

     (b) Without obtaining the prior written approval of the Lender, the Borrower will not change within one (1) year of the Closing Date the Borrower's business activity from that described on Schedule 8.6 to a business activity which a small business investment company is prohibited from providing funds by the SBIC Act. The Borrower agrees that any such changes in its business activity without such prior written consent of the Lender will constitute a material breach of the obligations of the Borrower under this Agreement and the Loan Documents (an "ACTIVITY EVENT OF DEFAULT").

     SECTION 9. Miscellaneous.

     9.1 Registration Rights.

     (a) Piggyback Registrations. If at any time after the date hereof, the Borrower shall file a registration statement relating to any of its securities, it will notify the Lender in writing and, upon the Lender's request, will include the offer and sale of Registrable Securities in such registration statement. In the event that the Borrower fails to include the Registrable Securities in a piggy back statement as required herein, the Borrower shall give notice demanding a registration, and within 105 days after the notice the Borrower shall prepare and file a registration statement with the SEC with respect to such Registrable Securities. If the Borrower fails to file within said time period, then, at the option of Lender, for each full calendar month that the Registrable Securities are not fully registered, Borrower shall issue
0.1 % of its common shares then outstanding computed on a fully Diluted Basis per day until the shares are registered.

     (b) Demand Registrations.

     (i) Requests for Registration. At any time after the Closing Date, Lender (or any lawful transferee thereof) may, in accordance herewith, request registration under the Securities Act of all or any portion of its Registrable Securities on Form S-1 or any similar long-form registration (a "LONG-FORM REGISTRATIONS"), or on Form S-2 or S-3 (including pursuant to Rule 415 under the Securities Act) or any similar short-form registration (each, a "SHORT-FORM REGISTRATION"), if available. All registrations requested pursuant to this
Section 9.1(b) are referred to herein as "DEMAND REGISTRATIONS." Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering. Holder in writing and, upon the Holder's request, will include the offer and sale of Registrable Securities in such registration statement. In the event that the Borrower fails to include Registrable Securities in a piggy back statement as required herein, the Borrower shall give notice demanding a registration and 105 days after the notice the Borrower shall prepare and file a registration statement with the SEC with respect to such Registrable Securities. If the Borrower fails to file within said time period, then, at the option of Lender, for each full calendar month following such 105 day period that the Registrable Securities are not fully registered, Borrower shall Borrower shall issue 0.1 % of its common shares then outstanding computed on a Fully Diluted Basis per day until the shares are registered.

     (ii) Long-Form Registrations. Lender shall be entitled to request one Long-Form Registration. A registration shall not count as one of the permitted Long-Form Registrations until it has become effective. If Lender is unable to register and sell at least 90% of the Registrable Securities it has requested to be included in the first Long-Form Registration requested by it, it shall be entitled to a second Long-Form Registration, provided that such second Long-Form Registration may not be requested within six months of the effectiveness of the most recent Long-Form Registration requested by it.

     (iii) Short-Form Registrations. In addition to the Long-Form Registrations, Lender shall be entitled to request an unlimited number of Short-Form Registrations; provided that the aggregate gross proceeds to be received by the Lender or other securities exercising their "piggyback" rights granted by the Borrower either herein or elsewhere in any such requested Short-Form Registration must exceed $1,000,000. Demand Registrations shall be Short-Form Registrations whenever the Borrower is permitted to use any applicable short form. The Borrower shall use its best efforts to make Short-Form Registrations on Form S-3 available for the sale of the Registrable Securities. If the Company, pursuant to the request of Lender, is qualified to and has filed with the SEC a registration statement under the Securities Act on Form S-3 pursuant to Rule 415 under the Securities Act (the "REQUIRED REGISTRATION"), then the Borrower shall use its best efforts to cause the Required Registration to be declared effective under the Securities Act as soon as practicable after filing, and, once effective, the Borrower shall cause such Required Registration to remain effective for a period ending on the earlier of (i) the date on which all Registrable Securities have been sold pursuant to the Required Registration, or
(ii) the date as of which the Lender is able to sell all of the Registrable Securities then held by it within a ninety-day period in compliance with Rule 144 under the Securities Act.

     (iii) Priority on Demand Registrations. The Borrower shall not include in any Demand Registration any securities which are not Registrable Securities or which are not subject to registration rights agreements outstanding on the date hereof as identified on Schedule 3.7 hereto without the prior written consent of the Lender, such consent not to be unreasonably withheld. If a Demand Registration is an underwritten offering and the managing underwriters advise the Borrower in writing that, in their opinion, the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of securities, which can be sold in an orderly manner in such offering within a price range acceptable to Lender, then the Borrower shall include in such registration, prior to the inclusion of any securities which are not Registrable Securities, (i) first, the Registrable Securities requested to be included in such registration by the Lender, and (ii) second, the other securities requested to be included in such registration.

     (iv) Restrictions on Demand Registrations. The Borrower shall not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Demand Registration or a previous registration in which the Lender was given piggyback rights pursuant to Section 9.1(a) and in which the reduction, if any, in the number of Registrable Securities requested to be included therein was not greater than 25%. The Borrower may postpone for up to 180 days the filing or the effectiveness of a registration statement for a Demand Registration if the Borrower, in good faith, concludes that such Demand Registration would reasonably be expected to have a Material Adverse Effect generally, and specifically with respect to any proposal or plan by the Borrower or any of its Subsidiaries to acquire financing, engage in any acquisition of assets (other than in the ordinary course of business), or engage in any merger, consolidation, tender offer, reorganization, or similar transaction; provided that, in such event, the Lender shall be entitled to withdraw such request and the Borrower shall pay all Registration Expenses in connection with such registration. The Borrower may delay a Demand Registration hereunder only once in any calendar year.

     (v) Selection of Underwriters. The Borrower shall have the right to select the investment banker(s) and manager(s) to administer any offering required herein, subject to the consent of Lender, which consent shall not be unreasonably withheld.

     (c) Whenever required to include Registrable Securities in any registration or to effect the registration of any Registrable Securities pursuant to this Agreement, the Borrower shall, as expeditiously as reasonably possible prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its absolute best lawful efforts to cause such registration statement to become effective, and use its absolute best efforts to keep such registration statement effective until all such Registrable Securities have been distributed. In addition, the Borrower shall use its best lawful efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Lender, provided that the Borrower shall not be required in connection therewith or as a condition thereto to qualify as a broker-dealer in any states or jurisdictions or to do business or to file a general consent to service of process in any of such states or jurisdictions.

     (d) All expenses, other than underwriting discounts and commissions incurred in connection the registrations contemplated herein, including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Borrower, and the reasonable fees and disbursements of one counsel for the selling Lender, shall be borne by the Borrower.

     (e) Subject to the terms and conditions of this Agreement and the Convertible Notes, the right to cause the Borrower to register Registrable Securities pursuant to this Agreement may be assigned by Lender to any transferee or assignee of such securities; provided that said transferee or assignee is a transferee or assignee of at least five percent (5%) of the Registrable Securities.

     9.2 Computation of Interest and Payment and Prepayment of Principal. Interest on the Convertible Note shall be computed on the basis of a year of 365 days and paid monthly. If any principal amount under the Convertible Note becomes due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and interest on such principal shall be payable at the then applicable rate during such extension period.

     9.3 Waiver of Default. The Lender may, by written notice to the Borrower, at any time and from time to time, waive any default in the performance or observance of any condition, covenant or other term hereof or any Event of Default which shall have occurred hereunder and its consequences. Any such waiver shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

     9.4 Amendments and Waivers. The Lender and the Borrower may, subject to the provisions of this section, from time to time, enter into written agreements supplemental hereto for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing or waiving in any manner the rights or requirements of the Lender or of the Borrower hereunder. Any such written supplemental agreement or waiver shall be binding upon the Borrower and Lender.

     9.5 Notices. Except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed, all notices, requests and demands to or upon the respective parties hereto under this Agreement and all other Loan Documents shall be deemed to have been given or made when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, addressed as follows or to such other address as may be hereafter designated in writing by the respective parties.

                  The Borrower:    Stellar Technologies, Inc.
                                   7935 Airport Pulling Road
                                   Suite 201
                                   Naples, FL 34109
                                   Attention: Richard A. Schmidt
                                   Phone:  (239) 592-1816
                                   Fax:  (239) 592-0941

                  The Lender:      Trident Growth Fund, LP
                                   700 Gemini
                                   Houston, Texas 77058
                                   Attention:  Larry St. Martin
                                   Phone:  (281) 488-8484
                                   Fax:  (281) 488-8404

     9.6 No Waiver; Cumulative Remedies. No waiver of any provision hereof shall be deemed to operate as a waiver of any other provision hereof. In the event that the Borrower shall be deemed to have waived any provision hereof at any time, such waiver shall not be deemed to have extended to any other provision hereof at the time such waiver was deemed to have occurred or at any other time. No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any rights or remedies provided by law.

     9.7 Survival of Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and renewal of loans hereunder and the termination of this Agreement and the other Loan Documents.

     9.8 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of law doctrine. Each of the parties hereto irrevocably consents to the jurisdiction of the federal and state courts located in Dallas County, the State of Texas.

     9.9 Enforceability of Agreement. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties, all other provisions nevertheless shall remain effective and binding on the parties hereto, up to the full amount permitted by law.

     9.10 Usury Savings Clause. Notwithstanding any other provision herein, in the event that the aggregate interest rate charged under the Loan Documents, including all charges or fees in connection therewith deemed in the nature of interest, exceeds the maximum legal rate, then the Lender shall have the right to make such adjustments as are necessary to reduce the aggregate interest rate to the maximum legal rate. The Borrower waives any right to prior notice of such adjustment and further agrees that such adjustment may be made by the Lender subsequent to notification from the Borrower that the aggregate interest charged exceeds the maximum legal rate. There are no unwritten oral agreement between Borrower and Lender.

     9.11 Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

     9.12 Stamp or Other Taxes. The Borrower agrees to pay any and all documentary, intangible stamp or excise taxes now or hereafter payable in respect to this Agreement and the other Loan Documents or any modification thereof, and shall hold the Lender harmless with respect thereto. The Borrower further agrees that Lender may deduct from any account of the Borrower the amount of any such documentary or intangible stamp or tax payable, the decision of the Lender as to the amount thereof to be conclusive, absent manifest error.

     9.13 Intentionally deleted

     9.14 Fees and Expenses. The Borrower shall reimburse the Lender for all past and future fees and expenses (including but not limited to the origination and commitment fee, reasonable out-of-pocket costs, legal expenses (such legal expenses to be capped at $15,000), offering fees, advisory and consulting fees, travel and communication expenses, and reproduction costs) incurred in connection with the Loan. ("FEES AND EXPENSES"). Fees and Expenses incurred through the Closing Date by the Borrower will be netted against the initial proceeds received under this Agreement. Fees and Expenses incurred after the Closing Date shall be paid by the Borrower within 30 days of receipt from Lender of an invoice itemizing such Fees and Expenses. Fees and Expenses incurred hereof to an affiliate of the Lender shall be included with the Borrower's Liabilities.

     9.15 Assignability. This Agreement shall inure to the benefit and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement and the Convertible Note will not be assignable, in whole or in part, by the Borrower, without the prior written consent of the Lender. This Agreement may be assigned or transferred, in whole or in part, by the Lender upon written notice to the Borrower. A change in control of either party shall be deemed to be an assignment. Any purported assignment effected without such consent shall be null and void.

     9.16 Complete Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understanding, whether oral or written, with respect to the subject matter hereof.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Borrower and the Lender have caused this Loan Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

WITNESS:                                    TRIDENT GROWTH FUND, LP
                                            By: TRIDENT MANAGEMENT, LLC, its
                                                GENERAL PARTNER

/s/                                         By: /s/
----------------------------------              --------------------------------
Name:                                           Scott Cook, Authorized Member





WITNESS:                                    STELLAR TECHNOLOGIES INC.




/s/ John E. Baker                           By: /s/ Richard Schmidt
----------------------------------              --------------------------------
Name:                                           Richard Schmidt
                                                Chief Executive Officer

                                   ATTACHMENTS
                                   -----------

     Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Loan Agreement listed below have been omitted. The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon request.

Exhibit 1         Form of Convertible Note
Exhibit 2         Financial Summary


Schedule 2.3      Use of Proceeds
Schedule 3.1      Organization
Schedule 3.1(b)   Subsidiaries
Schedule 3.3      Outstanding Equity Rights
Schedule 3.5      Material Liabilities
Schedule 3.7      Registration Rights
Schedule 3.8      Material Agreements
Schedule 3.9      Certain Liens
Schedule 3.14     Board of Directors
Schedule 3.16     Employee Benefit Plans
Schedule 3.17     Brokers, Finders and Investment Bankers
Schedule 5.15     Certificate of Covenant Compliance
Schedule 8.6      Business Activity